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                                                                   EXHIBIT 10.32

September 6, 2002 (Revised 9/21/02)



George Terhanian
Harris Interactive
60 Corporate Woods
Rochester, NY  14623

Dear George,

We are pleased to confirm our offer to you as President, Global Internet Research, working out of the U.K. You will be reporting to Al Angrisani for P&L and all other European operational activities and to Gordon Black for the evolution of European internet strategy and panel development. The effective date of the transfer will be September 1, 2002.

JOB RESPONSIBILITIES
While in the U.K., you will serve in the capacity of President, Global Internet Research. Your responsibilities are described in the attached "Position Description". The "Position Description" may be revised by the Company from time to time. Any changes will be with your full knowledge.

ASSIGNMENT DURATION
The duration of your assignment will be up to 3 years, commencing September 1, 2002 and continuing through August 31, 2005. It is understood this agreement will have an annual renewal provision, at which time the Company will determine the disposition of your assignment in the U.K.

BELOW ARE THE SPECIFICS REGARDING YOUR TRANSFER AND COMPENSATION PACKAGE:
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Base Compensation
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You will continue to be paid and administered out of the United States at the annual salary of $200,000 US earned and payable on a bi-weekly basis effective August 5, 2002. .

Bonus Plan
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Your bonus for fiscal year 2002/2003 will be based on a value added revenue target and earnings before interest and taxes (EBIT). Appendix `A' will provide you with the specifics of the plan for achieving and exceeding the EBIT target.

Benefits
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You will be enrolled under the health plan provided through the U.K Please work with John Murphy regarding your health plan enrollment process. Because of the need for you to see your physician in the U.S., we will continue to keep you on the U.S. health care plan, in addition to the U.K. plan through December 31, 2002. All other benefits will continue to be covered under the U.S. plans.

STOCK OPTIONS
This offer includes an option to purchase 125,000 shares of Harris Interactive Inc. common stock, of which one fourth of the options vest after the first full year of employment and the balance vesting monthly over the next 36 months. The option price was approved by the Board of Directors on August 13, 2002 at the fair market price of $2.30 per share.

CAR ALLOWANCE
The Company shall provide you with an automobile allowance of $700.00 per month for the use of an owned or leased automobile.

Holiday Entitlement
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While employed in the U.K., your annual holiday entitlement will be 20 working days in addition to the normal 8 English Bank and Public Holidays.

Holiday entitlement will be earned and calculated on the basis of one-twelfth of the 20 days for each full month of continuous service in the holiday year. The holiday year is from July 1 to June 30. If you terminate during the holiday year, your entitlement will be paid based on what you earned up to the date of termination, less all holidays already taken in that year. If you have taken more holidays than earned, you will have that amount deducted from your final salary.



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Upon return to the U.S., your vacation eligibility will be adjusted to that applicable for your numbers of years of service per the Harris Interactive policy.

Relocation Expense
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The Company will reimburse your household goods moving expenses to the U.K., not to exceed $ 5,000.

Apartment Allowance
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You will be provided with an apartment allowance of up to a maximum of $ 2,000
USD/month.

HOME LEAVE
You will be reimbursed for (2) round trip economy class airfares to the U.S. per year. Your anniversary date of employment in the U.K. will be used to determine your annual leaves.

TAX EQUALIZATION
The Company shall provide income tax preparation and filing assistance during your assignment in the U.K. and final preparation and filing upon returning to the U.S.

NON COMPETE AGREEMENT
You agree to comply with the Company's non-compete clause as indicated below:

You agree that, while you were an employee and for a period of one year after the effective date of termination from Harris Interactive, you shall not, directly or indirectly, as a director, officer, employee, agent, partner or equity owner (except as owner of less than 1% of the shares of the publicly traded stock of a corporation) of any entity, engage in any of the following activities with respect to any product or service sold by the Company at any time during the undersigned's employment, or any product or service similar to, competitive with, or intended to compete with any such product or service:

Sell, develop, distribute, solicit or contact with a view to selling any such product or service, for, from or to any clients or customers of the Company with whom I have been engaged with as of the time of termination (including any client to whom the Company has sold services or products in the two years prior to termination and any prospective client or customer for whom a bid has been prepared within the previous six months).

You further agree that while you were an employee and for a period of one year after the effective date of termination from the Company, you will not induce or attempt to induce any employee, agent or consultant of the Company or any subsidiary to terminate his or her association with the Company or any affiliates.

If any of the restrictions on competitive activities contained in the Agreement shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as to thereafter be limited or reduced to be enforceable to the extent compatible with applicable law; it being understood that by the execution of this Agreement, the parties hereto regard such restrictions as reasonable and compatible with their respective rights and expectations. You agree that the Company's legal remedies for a breach of this provision shall be inadequate and that in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled to obtain injunctive relief to enforce this provision.

CONFIDENTIALITY OF INFORMATION AND NON-DISCLOSURE POLICY
As an employee of the Company, you have access to confidential business, products, processes, and customer information proprietary to the Company and its customers. By signing this agreement you will continue to be bound to the provisions of the attached Confidentiality of Information and Non-Disclosure Policy that you signed on May 5, 2000.


TERMINATION OF EMPLOYMENT
Should your employment be terminated by the Company, within the term of this agreement, for any reason other than cause, the Company will reimburse you for reasonable relocation expenses associated with your personal and household goods move back to Rochester, New York. The Company will also provide you with a severance payment equal to six (6) months of your base salary at the time of termination.

EXPENSE REIMBURSEMENT
The Company shall reimburse you for all reasonable and documented expenses incurred in connection with the performance of your job duties and in accordance with the Company's reimbursement policies in effect at the time.

You will be required to submit a monthly expense report to Payroll for temporary living expenses, apartment allowance and car allowance to receive reimbursement. Please submit the reports to the attention of Kim DeYoung in the Finance organization.



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George, you are one of the first individuals to be transferred to another country as a Harris Interactive employee. We will do everything we can to made the transition smooth and ask that you share with us your experience so we can pave the way for others to follow. Please keep in close contact with me on anything you need or want to discuss.

These are exciting times and we look forward to providing a new juncture in your career path and having you playing a key role for the Company as we venture into the international markets.

Please indicate your acceptance of this offer by signing below and returning this letter to me.

Sincerely,

/s/ Dennis K. Bhame

Dennis K. Bhame
EVP - Human Resources
Harris Interactive Inc.


I accept this offer as stated above.

  /s/ George Terhanian
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George Terhanian




















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